As filed with the Securities and Exchange Commission on February 8, 2007

Registration Statement No. 333-120454

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 5

ON FORM S-3

TO

REGISTRATION STATEMENT ON FORM S-1

UNDER

THE SECURITIES ACT OF 1933

ZOLL MEDICAL CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Massachusetts

(State or Other Jurisdiction of Incorporation or Organization)

04-2711626

(I.R.S. Employer Identification Number)

269 Mill Road

Chelmsford, Massachusetts 01824

(978) 421-9655

(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Richard A. Packer, Chairman, Chief Executive Officer and President

ZOLL MEDICAL CORPORATION

269 Mill Road

Chelmsford, Massachusetts 01824

(978) 421-9655

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Raymond C. Zemlin

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109-2881

(617) 570-1000

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Amendment to Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

This Registration Statement amends post-effective Amendment No. 4 on Form S-3 to the Registration Statement on Form S-1 (No. 333-120454) of ZOLL Medical Corporation filed with the Securities and Exchange Commission on March 29, 2006. The shares registered hereby were originally registered on the Registration Statement on Form S-3 (No. 333-120454) of ZOLL Medical Corporation filed with the Securities and Exchange Commission on November 12, 2004. As a registration fee was paid on the shares registered hereby in connection with their original registration, no registration fee is being paid in connection herewith.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, dated February 8, 2007

Prospectus

ZOLL MEDICAL CORPORATION

730,017 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 730,017 shares of our common stock by the selling shareholders named in this prospectus, including their donees, pledgees, transferees or other successors in interest. For information on the selling shareholders, please see the section entitled “Selling Shareholders” beginning on page 13 of this prospectus. The selling shareholders acquired 20,586 shares offered for resale under this prospectus as part of the contingent consideration under the merger agreement for fiscal 2006. All or a portion of the remaining 690,457 shares registered hereby may be acquired in the future by the selling shareholders in connection with the contingent payment provisions of the merger agreement. We contractually agreed to file a registration statement on behalf of the selling shareholders for the resale of the 730,017 shares of our common stock to be issued in connection with the merger. We will not receive any proceeds from the sale of the shares of common stock offered by the selling shareholders. We will pay the expenses of registering the shares of common stock to be sold in this offering under the Securities Act of 1933, as amended, and the registration or qualification of the shares of common stock to be sold in this offering under any applicable state securities laws.

The registration of the shares covered by this prospectus does not necessarily mean that any of the shares will be offered or sold by the selling shareholders. The timing and amount of any sale are within the sole discretion of the selling shareholders. The shares of common stock offered hereby may be sold by the selling shareholders in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the shares of common stock may be offered from time to time through ordinary brokerage transactions on the Nasdaq Global Select Market. For more information on the times and manner in which the selling shareholders may sell our common stock, please see the section entitled “Plan of Distribution” beginning on page 15 of this prospectus.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “ZOLL.” On February 8, 2007, the last reported sale price of our common stock on the Nasdaq Global Select Market was $66.26. Our principal executive offices are located at 269 Mill Road, Chelmsford, Massachusetts 01824, telephone number (978) 421-9655.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______________ __, 2007.

PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the documents incorporated by reference in this prospectus before deciding whether to invest in our common stock.

Unless the context otherwise requires, or unless otherwise specified, all references in this prospectus to “we,” “us,” “our,” similar pronouns, “the Company” and “ZOLL” refer to ZOLL Medical Corporation and its consolidated subsidiaries. In addition, throughout this prospectus, references to “Merger Sub” refer to our wholly-owned subsidiary, Rev Acquisition Corporation; “Revivant” refers to Revivant Corporation, now called ZOLL Circulation, Inc.; “merger agreement” refers to the Agreement and Plan of Merger by and among ZOLL, Merger Sub and Revivant, dated as of August 13, 2003, as amended to date; and we refer to the merger between Merger Sub and Revivant as the “merger.”

About ZOLL Medical Corporation

ZOLL, a Massachusetts corporation, develops technologies that help advance the practice of resuscitation. We market products for pacing, defibrillation, circulation, fluid replacement, and ventilation. We also design and market software that automates the documentation and management of both clinical and non-clinical information.

Our common stock is quoted on the Nasdaq Global Select Market under the symbol “ZOLL.” Our executive offices are located at 269 Mill Road Chelmsford, Massachusetts 01824, and our telephone number is (978) 421-9655. Our corporate website is www.zoll.com. The information on our website does not constitute a part of this prospectus. For more information on the business of ZOLL, please refer to ZOLL’s Annual Report on Form 10-K for the fiscal year ended October 1, 2006. Please refer to the section entitled “Where You Can Find More Information” beginning on page 16 of this prospectus in order to find out where you can obtain copies of ZOLL’s Annual Report as well as other documents ZOLL files with the Securities and Exchange Commission.

About This Prospectus

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered under this prospectus. We agreed to issue up to an aggregate of 989,809 shares of common stock to the selling shareholders in connection with the merger, which was consummated on October 12, 2004. Upon and in connection with the consummation of the merger, the selling shareholders, previously the shareholders of Revivant, were issued an aggregate of 224,300 shares of our common stock as part of the consideration for the merger, and on November 23, 2004 and February 3, 2006 were issued an aggregate of 15,188 and 23,800 shares, respectively, as part of the contingent consideration for the merger, which shares were registered in previous amendments to the registration statement on Form S-3 and all or a portion of which were re-sold by the selling shareholders in open market transactions. On January 3, 2007, the selling shareholders were issued an aggregate of 36,064 shares as part of the contingent consideration for the merger, a portion of which were re-sold by the selling shareholders in open market transactions in reliance upon Rule 144 under the Securities Act prior to the filing of this prospectus. For this reason, only 20,586 shares out of the 36,064 shares of common stock issued to the selling shareholders on January 3, 2007 are being registered under this prospectus. All or a portion of the additional 690,457 shares that are being registered may be delivered to the selling shareholders based upon the contingent payment provisions of the merger agreement. The merger agreement provides that ZOLL will make additional payments for the year 2007 based on the growth of AutoPulse sales. In general, these additional payments will be a combination of cash and our common stock.

Under the terms of the merger agreement, we granted the selling shareholders registration rights with respect to the shares of common stock to be issued to the selling shareholders in the merger. We are registering the common stock covered by this prospectus in order to fulfill our contractual obligation to do so under the merger agreement. This prospectus is part of the registration statement but does not contain all of the information in the registration statement.

This prospectus relates to an aggregate amount of up to 730,017 shares of our common stock that may be offered for sale by the selling shareholders. The selling shareholders may sell these shares of common stock directly to purchasers or they may sell these shares of common stock to purchasers through agents or dealers pursuant to this prospectus. The selling shareholders will receive all of the proceeds from the sale of his, her or its common stock and will pay all selling commissions and transfer taxes applicable to any sale. Registration of these shares of common stock does not necessarily mean that the selling shareholders will actually sell these shares of common stock. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” beginning on page 16 of this prospectus.

RISK FACTORS

Before you decide whether to purchase any of our securities, in addition to the other information in this prospectus and in the documents incorporated by reference in this prospectus, you should carefully consider each of the risks set forth below. These risks may also cause our actual results to differ materially from those contained in or predicted by our forward-looking statements. The risks described below are not the only ones we face. Additional risks that are not yet identified or that we think are immaterial may also materially harm our business. If any of the events or circumstances described in the following risk factors actually occur, our business, operating results and financial condition could be materially adversely affected. In that case, the value of our common stock could decline substantially.

Risks Related to Our Business

If we fail to compete successfully in the future against existing or potential competitors, our operating results may be adversely affected.

Our principal global competitors with respect to our entire cardiac resuscitation equipment product line are Medtronic Emergency Response Systems (“Medtronic ERS”) and Royal Philips Electronics (“Philips”). Medtronic ERS is a subsidiary of Medtronic, Inc., a leading medical technology company and has been the market leader in the defibrillator industry for over 20 years. As a result of Medtronic’s dominant position in this industry, many potential customers have relationships with Medtronic that could make it difficult for us to continue to penetrate the markets for our products. In addition, Medtronic and Philips and other competitors each have significantly greater resources than we do. Accordingly, Medtronic, Philips and other competitors could substantially increase the resources they devote to the development and marketing of products that are competitive with ours. These and other competitors may develop and successfully commercialize medical devices that directly or indirectly accomplish what our products are designed to accomplish in a superior and/or less expensive manner. In addition, although our biphasic waveform technology is unique, our competitors have devised alternative biphasic waveform technology. Medtronic recently announced its intention to spin off its external defibrillator business into a separate publicly-traded company. How this development will affect the competitive landscape is unclear.

There are a number of smaller competitors in the United States, which include Cardiac Science Corporation, Welch Allyn, Inc., HeartSine Technology, and Defibtech. Internationally, we face the same competitors as in the United States as well as Nihon Kohden, Corpuls, Schiller, and other local competitors. It is possible the market may embrace these competitors’ products, which could negatively impact our market share.

Additional companies may enter the market. For example, GE Healthcare has announced its intention to enter the hospital market through cooperation with Cardiac Science Corporation. Their success may impair our ability to gain market share.

In addition to external defibrillation and external pacing with cardiac resuscitation equipment, it is possible that other alternative therapeutic approaches to the treatment of sudden cardiac arrest may be developed. These alternative therapies or approaches, including pharmaceutical or other alternatives, could prove to be superior to our products.

There is significant competition in the business of developing and marketing software for data collection, billing, scheduling, dispatching and management in the emergency medical system market. Our principal competitors in this business include Medusa Medical Technologies, Inc., Healthware Technologies, Inc., Safety Pad Software, ImageTrend, Inc., eCore Software Solutions, Inc., PDSI Software, Inc., EnRoute Emergency Systems (formerly Geac Computer Corporation, Ltd.), DocuMed, Inc., Tritech Software Systems, Inc., Ortivus AB, RAM Software Systems, Inc., Intergraph Corporation, AmbPac, Inc., Roam-IT, ESO Solutions, Golden Hour and Innovative Engineering, some of which have greater financial, technical, research and development and marketing resources than we do. Because the barriers to entry in this business are relatively low, additional competitors may easily enter this market in the future. It is possible that systems developed by competitors could be superior to our data management system. Consequently, our ability to sell our data management system could be materially affected and our financial results could be materially and adversely affected.

It is possible that if competitors increase their use of price discounting, our gross margins could decline.

Some competitors have, from time to time, used price discounting in order to attempt to gain market share. If this activity were to increase in the future it is possible that our gross margin and overall profitability could be adversely affected if we decided to respond in kind.

For example, Philips has selectively used a discounted price strategy to help them sell, particularly in the EMS market. If we are unable to sufficiently differentiate our product advantages, we may be forced to reduce our prices.

The AED PAD (Public Access Defibrillation) business is highly dynamic. If we are not successful in competing in this market, our operating results may be affected.

The PAD market has many new dynamics. This market involves many new types of non-traditional healthcare distributors, and the efficiency of these distributors may not be as robust as we expect. These new types of distributors may present credit risks since they may not be well established and may not have the necessary business volumes. In addition, we may not be successful in gaining greater market acceptance of our AED Plus into alternative PAD markets if our PAD distributors are not successful. All of these items could cause our operating results to be unfavorably affected.

We have noticed that as the PAD market has grown, there have been an increasing number of smaller, start-up companies entering the market. In order to gain market share, these companies compete mainly on price. If these companies are able to capture a larger market share with lower prices, this may cause declining prices and negatively affect our operating results. Also, the internet is playing a bigger role in generating sales of automated external defibrillators (“AEDs”). This could result in lower pricing.

Two of our major competitors have entered the home market. We also sell to the home market and if our plan turns out to be less effective or efficient, we might have difficulty building market share.

We acquired new products such as the AutoPulse, Power Infuser, and LifeVest. If we are not successful in growing our business with these products, our operating results may be affected.

We have acquired the AutoPulse, an automated non-invasive cardiac support pump, the Power Infuser, a device that provides highly controlled, rapid delivery of intraveneous (IV) fluids to trauma victims, and the LifeVest, a wearable external defibrillator system. As part of the successful development of the market for these products, where applicable, we must:

•	establish new marketing and sales strategies;

•	identify respected health professionals and organizations to champion the products;

•	work with potential customers to develop new sources of unbudgeted funding;

•	conduct successful clinical trials; and

•	achieve early success for the product in the field.

If we are delayed or fail to achieve these market development initiatives, we may encounter difficulties building our customer base for these products. Sub-par results from any of these items, such as inconclusive results from clinical trials (for example, the ASPIRE trial of the AutoPulse), could cause our operating results to be unfavorably affected.

Our approach to our backlog might not be successful.

We desire to maintain a backlog in order to generate operating efficiencies. If order rates are insufficient to maintain such a backlog, we may be subject to operating inefficiencies.

We may be required to implement a costly product recall.

In the event that any of our products proves to be defective, we can voluntarily recall, or the Food and Drug Administration (“FDA”) could require us to redesign or implement a recall of, any of our products. Both our larger competitors and we have, on numerous occasions, voluntarily recalled products in the past, and based on this experience, we believe that future recalls could result in significant costs to us and significant adverse publicity, which could harm our ability to market our products in the future. Though it may not be possible to quantify the economic impact of a recall, it could have a material adverse effect on our business, financial condition and results of operations.

Changes in the healthcare industry may require us to decrease the selling price for our products or could result in a reduction in the size of the market for our products, each of which could have a negative impact on our financial performance.

Trends toward managed care, healthcare cost containment, and other changes in government and private sector initiatives in the United States and other countries in which we do business are placing increased emphasis on the delivery of more cost-effective medical therapies, which could adversely affect the sale and/or the prices of our products. For example:

•	major third-party payers of hospital and pre-hospital services, including Medicare, Medicaid and private healthcare insurers, have substantially revised their payment methodologies during the last few years, which has resulted in stricter standards for reimbursement of hospital and pre-hospital charges for certain medical procedures;

•	Medicare, Medicaid and private healthcare insurer cutbacks could create downward price pressure in the cardiac resuscitation pre-hospital market;

•	numerous legislative proposals have been considered that would result in major reforms in the U.S. healthcare system that could have an adverse effect on our business;

•	there has been a consolidation among healthcare facilities and purchasers of medical devices in the United States who prefer to limit the number of suppliers from whom they purchase medical products, and these entities may decide to stop purchasing our products or demand discounts on our prices;

•	there is economic pressure to contain healthcare costs in international markets;

•	there are proposed and existing laws and regulations in domestic and international markets regulating pricing and profitability of companies in the healthcare industry; and

•	there have been initiatives by third-party payers to challenge the prices charged for medical products, which could affect our ability to sell products on a competitive basis.

Both the pressure to reduce prices for our products in response to these trends and the decrease in the size of the market as a result of these trends could adversely affect our levels of revenues and profitability of sales, which could have a material adverse effect on our business.

General economic conditions may cause our customers to delay buying our products resulting in lower revenues.

The national economy of the United States and the global economy are both subject to economic downturns. An economic downturn in any market in which we sell our products may have a significant impact on the ability of our customers, in both the hospital and pre-hospital markets, to secure adequate funding to buy our products or might cause purchasing decisions to be delayed. Any delay in purchasing our products may result in decreased revenues and also allow our competitors additional time to develop products that may have a competitive edge, making future sales of our products more difficult.

For example, over the last few years in the U.S., many states experienced deficits and shortfalls of revenue to cover expenditures. As a result, states cut their spending and support to local cities and towns, who then in turn reduced their spending for capital equipment purchases for their EMS services. We believe that this had a negative impact on our revenues in the North American EMS market.

We can be sued for producing defective products and we may be required to pay significant amounts to those harmed if we are found liable, and our business could suffer from adverse publicity.

The manufacture and sale of medical products such as ours entail significant risk of product liability claims, and product liability claims are made against us from time to time. Our quality control standards comply with FDA requirements and we believe that the amount of product liability insurance we maintain is adequate based on past product liability claims in our industry. We cannot be assured that the amount of such insurance will be sufficient to satisfy claims made against us in the future or that we will be able to maintain insurance in the future at satisfactory rates or in adequate amounts. Product liability claims could result in significant costs or litigation. Several product liability lawsuits are currently pending. A successful claim brought against us in excess of our available insurance coverage or any claim that results in significant adverse publicity against us could have a material adverse effect on our business, financial condition and results of operations.

Recurring sales of electrodes to our customers may decline.

We typically have recurring sales of electrodes to our customers. Other vendors have developed electrode adaptors that allow generic electrodes to be compatible with our defibrillators. If we are unable to continue to differentiate the superiority of our electrodes over these generic electrodes, our future revenue from the sale of electrodes could be reduced, or our pricing and profitability could decline.

Failure to produce new products or obtain market acceptance for our new products in a timely manner could harm our business.

Because substantially all of our revenue comes from the sale of cardiac resuscitation devices and related products, our financial performance will depend upon market acceptance of, and our ability to deliver and support, new products. We cannot be assured that we will be able to produce viable products in the time frames we currently estimate. Factors which could cause delay in these schedules or even cancellation of our projects to produce and market these new products include: research and development delays, the actions of our competitors producing competing products, and the actions of other parties who may provide alternative therapies or solutions which could reduce or eliminate the markets for pending products.

The degree of market acceptance of any of our products will depend on a number of factors, including:

•	our ability to develop and introduce new products in a timely manner;

•	our ability to successfully implement new product technologies;

•	the market’s readiness to accept new products;

•	the standardization of an automated platform for data management systems;

•	the clinical efficacy of our products and the outcome of clinical trials;

•	the ability to obtain timely regulatory approval for new products; and

•	the prices of our products compared to the prices of our competitors’ products.

If our new products do not achieve market acceptance, our financial performance could be adversely affected.

Our dependence on sole and single source suppliers exposes us to supply interruptions and manufacturing delays caused by faulty components that could result in product delivery delays and substantial costs to redesign our products.

Although we use many standard parts and components for our products, some key components are purchased from sole or single source vendors for which alternative sources at present are not readily available. For example, we currently purchase proprietary components, including capacitors, display screens, gate arrays and integrated circuits, for which there are no direct substitutes. Our inability to obtain sufficient quantities of these components as well as our limited ability to deal with faulty components may result in future delays or reductions in product shipments, which could cause a fluctuation in our results of operations.

These or any other components could be replaced with alternatives from other suppliers, which could involve a redesign of our products. Such a redesign could involve considerable time and expense. We could be at risk that the supplier might experience difficulties meeting our needs.

If our manufacturers are unable or unwilling to continue manufacturing our components in required volumes, we will have to transfer manufacturing to acceptable alternative manufacturers whom we have identified, which could result in significant interruptions of supply. The manufacture of these components is complex, and our reliance on the suppliers of these components exposes us to potential production difficulties and quality variations, which could negatively impact the cost and timely delivery of our products. Accordingly, any significant interruption in the supply, or degradation in the quality, of any component would have a material adverse effect on our business, financial condition and results of operations.

We may not be able to obtain appropriate regulatory approvals for our new products.

The manufacture and sale of our products are subject to regulation by numerous governmental authorities, principally the FDA and corresponding state and foreign agencies. The FDA administers the Federal Food, Drug and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder. Some of our products have been classified by the FDA as Class II devices and others, such as our AEDs, have been classified as Class III devices. All of these devices must secure a 510(k) pre-market notification clearance before they can be introduced into the U.S. market. The process of obtaining 510(k)

clearance typically takes several months and may involve the submission of limited clinical data supporting assertions that the product is substantially equivalent to an already approved device or to a device that was on the market before the Medical Device Amendments of 1976. Delays in obtaining 510(k) clearance could have an adverse effect on the introduction of future products. Moreover, approvals, if granted, may limit the uses for which a product may be marketed, which could reduce or eliminate the commercial benefit of manufacturing any such product.

We are also subject to regulation in each of the foreign countries in which we sell products. Many of the regulations applicable to our products in such countries are similar to those of the FDA. However, the national health or social security organizations of certain countries require our products to be qualified before they can be marketed in those countries. We cannot be assured that such clearances will be obtained.

If we fail to comply with applicable regulatory laws and regulations, the FDA and other U.S. and foreign regulatory agencies could exercise any of their regulatory powers, which could have a material adverse effect on our business.

Every company that manufactures or assembles medical devices is required to register with the FDA and to adhere to certain quality systems, which regulate the manufacture of medical devices and prescribe record keeping procedures and provide for the routine inspection of facilities for compliance with such regulations. The FDA also has broad regulatory powers in the areas of clinical testing, marketing and advertising of medical devices. To ensure that manufacturers adhere to good manufacturing practices, medical device manufacturers are routinely subject to periodic inspections by the FDA. If the FDA believes that a company may not be operating in compliance with applicable laws and regulations, it could take any of the following actions:

•	place the company under observation and re-inspect the facilities;

•	issue a warning letter apprising of violating conduct;

•	detain or seize products;

•	mandate a recall;

•	enjoin future violations; and

•	assess civil and criminal penalties against the company, its officers or its employees.

We, like most of our U.S. competitors, have received warning letters from the FDA in the past, and may receive warning letters in the future. We have always complied with the warning letters we have received. However, our failure to comply with FDA regulations could result in sanctions being imposed on us, including restrictions on the marketing or recall of our products. These sanctions could have a material adverse effect on our business.

If a foreign regulatory agency believes that we are not operating in compliance with their laws and regulations, they could prevent us from selling our products in their country, which could have a material adverse effect on our business.

We are dependent upon licensed and purchased technology for upgradeable features in our products, and we may not be able to renew these licenses or purchase agreements in the future.

We license and purchase technology from third parties for upgradeable features in our products, including a 12 lead analysis program, SPO2, EtCO2, and NIBP technologies. We anticipate that we will need to license and purchase additional technology to remain competitive. We may not be able to renew our existing licenses and purchase agreements or to license and purchase other technologies on commercially reasonable terms or at all. If we are unable to renew our existing licenses and purchase agreements or we are unable to license or purchase new technologies, we may not be able to offer competitive products.

Fluctuations in currency exchange rates may adversely affect our international sales.

Our revenue from international operations can be denominated in or significantly influenced by the currency and general economic climate of the country in which we make sales. A decrease in the value of such foreign currencies relative to the U.S. dollar could result in downward price pressure for our products or losses from currency exchange rate fluctuations. As we continue to expand our international operations, downward price pressure and exposure to gains and losses on foreign currency transactions may increase.

We may continue our use of forward contracts and other instruments in the future to reduce our exposure to exchange rate fluctuations from intercompany accounts receivable and budgeted intercompany sales to our subsidiaries denominated in foreign currencies, and we may not be able to do this successfully. Accordingly, we may experience economic loss and a negative impact on our results of operations and equity as a result of foreign currency exchange rate fluctuations.

Our current and future investments may lose value in the future.

For example, we hold an investment in Advanced Circulatory Systems, Inc. (formerly ResQSystems, Inc.) and may in the future invest in the securities of other companies and participate in joint venture agreements. These investments and future investments are subject to the risks that the entities in which we invest will become bankrupt or lose money.

Investing in other businesses involves risks and no assurance can be made as to the profitability of any investment. Our inability to identify profitable investments could adversely affect our financial condition and results of operations. Unless we hold a majority position in an investment or joint venture, we will not be able to control all of the activities of the companies in which we invest or the joint ventures in which we are participating. Because of this, such entities may take actions against our wishes and not in furtherance of, and even opposed to, our business plans and objectives. These investments are also subject to the risk of impasse if no one party exercises ultimate control over the business decisions.

Future changes in applicable laws and regulations could have an adverse effect on our business.

Federal, state or foreign governments may change existing laws or regulations or adopt new laws or regulations that regulate our industry. Changes in or adoption of new laws or regulations could result in the following consequences that would have an adverse effect on our business:

•	regulatory clearance previously received for our products could be revoked;

•	costs of compliance could increase; or

•	we may be unable to comply with such laws and regulations so that we would be unable to sell our products.

Compliance with changing regulation of corporate governance, public disclosure and accounting matters may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the Securities and Exchange Commission and The Nasdaq Global Select Market, as well as new accounting pronouncements, are creating uncertainty and additional complexities for companies. To maintain high standards of corporate governance and public disclosure, we continue to invest resources to comply with evolving standards. This investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating and cost-management activities.

The provisions of Section 404 of the Sarbanes-Oxley Act of 2002 first applied to us for the fiscal year 2005. Accordingly, we completed a project to document, review, test, evaluate and conclude on our systems of internal controls. We have also completed our testing of our internal control systems and we did not identify any material weaknesses in our system of internal controls in either fiscal 2005 or fiscal 2006. As we move through fiscal 2007, we will continue to monitor our internal control environment and perform testing as required by Section 404 rules. There can be no guarantee that, in the future, we will not detect the existence of a material control weakness. Disclosure of a material weakness in our system of internal control may cause our stock price to fluctuate significantly.

Uncertain customer decision processes may result in long sales cycles, which could result in unpredictable fluctuations in revenues and delay the replacement of cardiac resuscitation devices.

Many of the customers in the pre-hospital market consist of municipal fire and emergency medical systems departments. As a result, there are numerous decision-makers and governmental procedures in the decision-making process. In addition, decisions at hospitals concerning the purchase of new medical devices are sometimes made on a department-by-department basis. Accordingly, we believe the purchasing decisions of many of our customers may be characterized by long decision-making processes, which have resulted in and may continue to result in long sales cycles for our products. For example, the sales cycles for cardiac resuscitation products typically have been between six and nine months, although some sales efforts have taken as long as two years.

Reliance on domestic and international distributors to sell our products exposes us to business risks that could result in significant fluctuations in our results of operations.

Although we perform credit assessments with sales to distributors, payment by the distributor may be affected by the financial stability of the customers to which the distributor sells. Future sales to distributors may also be affected by the distributor’s ability to successfully sell our products to their customers. Either of these scenarios could result in significant fluctuations in our results of operations.

Our international sales expose our business to a variety of risks that could result in significant fluctuations in our results of operations.

Approximately 27% of our sales for the year ended October 1, 2006 were made to foreign purchasers and we plan to increase the sale of our products to foreign purchasers in the future. As a result, a significant portion of our sales is and will continue to be subject to the risks of international business, including:

•	fluctuations in foreign currencies;

•	trade disputes;

•	changes in regulatory requirements, tariffs and other barriers;

•	consequences of failure to comply with U.S. law and regulations concerning the conduct of business outside the U.S.;

•	the possibility of quotas, duties, taxes or other changes or restrictions upon the importation or exportation of the products being implemented by the United States or these foreign countries;

•	timing and availability of import/export licenses;

•	political and economic instability;

•	higher credit risk and difficulties in accounts receivable collections;

•	increased tax exposure if our revenues in foreign countries are subject to taxation by more than one jurisdiction;

•	accepting customer purchase orders governed by foreign laws, which may differ significantly from U.S. laws and limit our ability to enforce our rights under such agreements and to collect damages, if awarded;

•	war on terrorism;

•	disruption in the international transportation industry; and

•	use of international distributors.

As international sales become a larger portion of our total sales, these risks could create significant fluctuations in our results of operations. These risks could affect our ability to resell trade-in products to domestic distributors, who in turn often resell the trade-in products in international markets. Our inability to sell trade-in products might require us to offer lower trade-in values, which might impact our ability to sell new products to customers desiring to trade in older models and then purchase newer products.

We intend to continue to expand our direct sales forces and our marketing support for these sales forces. We intend to continue to expand these areas, but if our sales forces are not effective, or if there is a sudden decrease in the markets where we have direct operations, we could be adversely affected.

We may fail to adequately protect or enforce our intellectual property rights or secure rights to third party intellectual property, and our competitors can use some of our previously proprietary technology.

Our success will depend in part on our ability to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets and to operate without infringing the proprietary rights of third parties. We hold approximately 85 U.S. and 30 foreign patents for our various inventions and technologies. Additional patent applications have been filed with the U.S. Patent and Trademark Office and outside the U.S. and are currently pending. The patents that have been granted to us are for a definitive period of time and will expire. We have filed certain corresponding foreign patent applications and intend to file additional foreign and U.S. patent applications as appropriate. We cannot be assured as to:

•	the degree and range of protection any patents will afford against competitors with similar products;

•	if and when patents will be issued;

•	whether or not others will obtain patents claiming aspects similar to those covered by our patent applications;

•	whether or not competitors will use information contained in our expired patents;

•	whether or not others will design around our patents or obtain access to our know-how; or

•	the extent to which we will be successful in avoiding any patents granted to others.

We have, for example, patents and pending patent applications for our proprietary biphasic technology. Our competitors could develop biphasic technology that has comparable or superior clinical efficacy to our biphasic technology and if our patents do not adequately protect our technology, our competitors would be able to obtain patents claiming aspects similar to our biphasic technology or our competitors could design around our patents.

If certain patents issued to others are upheld or if certain patent applications filed by others issue and are upheld, we may be:

•	required to obtain licenses or redesign our products or processes to avoid infringement;

•	prevented from practicing the subject matter claimed in those patents; or

•	required to pay damages.

There is substantial litigation regarding patent and other intellectual property rights in the medical device industry, some of which involves the Company. Litigation or administrative proceedings, including interference proceedings before the U.S. Patent and Trademark Office, related to intellectual property rights have been and in the future could be brought against us or be initiated by us. Adverse determinations in any patent litigation could subject us to significant liabilities to third parties, could require us to seek licenses from third parties and could, if licenses are not available, prevent us from manufacturing, selling or using certain of our products, some of which could have a material adverse effect on the Company. In addition, the costs of any such proceedings may be substantial whether or not we are successful.

Our success is also dependent upon the skills, knowledge and experience, none of which is patentable, of our scientific and technical personnel. To help protect our rights, we require all U.S. employees, consultants and advisors to enter into confidentiality agreements, which prohibit the disclosure of confidential information to anyone outside of our Company and require disclosure and assignment to us of their ideas, developments, discoveries and inventions. We cannot be assured that these agreements will provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure of the lawful development by others of such information.

Reliance on overseas vendors for some of the components for our products exposes us to international business risks, which could have an adverse effect on our business.

Some of the components we use in our products are acquired from foreign manufacturers, particularly countries located in Europe and Asia. As a result, a significant portion of our purchases of components is subject to the risks of international business. The failure to obtain these components as a result of any of these risks can result in significant delivery delays of our products, which could have an adverse effect on our business.

We may acquire other businesses, and we may have difficulty integrating these businesses or generating an acceptable return from acquisitions.

We acquired Revivant (now ZOLL Circulation, Inc.) and the assets of Infusion Dynamics and Lifecor (now ZOLL Lifecor Corporation), and we may acquire other companies or make strategic purchases of interests in other companies related to our business in order to grow, add product lines, acquire customers or otherwise attempt to gain a competitive advantage in new or existing markets. Such acquisitions and investments may involve the following risks:

•	our management may be distracted by these acquisitions and may be forced to divert a significant amount of time and energy into integrating and running the acquired businesses;

•	we may face difficulties associated with financing the acquisitions;

•	we may face the inability to achieve the desired outcomes justifying the acquisition;

•	we may face difficulties integrating the acquired business’ operations and personnel; and

•	we may face difficulties incorporating the acquired technology into our existing product lines.

Intangibles and goodwill we currently carry on our balance sheet may become impaired.

At October 1, 2006, we had approximately $54 million of goodwill and intangible assets on our balance sheet. These assets are subject to impairment if the cash flow that we generate from these assets specifically, or our business more broadly, are insufficient to justify the carrying value of the assets. Factors affecting our ability to generate cash flow from these assets include, but are not limited to, general market conditions, product acceptance, pricing and competition, distribution, costs of production and operations.

We have only one manufacturing facility for each of our major products and any damage or incapacitation of any of the facilities could impede our ability to produce these products.

We have only one manufacturing facility for each of our major products. Damage to any such facility could render us unable to manufacture the relevant product or require us to reduce the output of products at the damaged facility. In addition, a severe weather event, other natural disaster or any other significant disruption affecting a facility occurring late in a quarter could make it difficult to meet product shipping targets. Any of these events could materially and adversely impact our business, financial condition and results of operations.

Risks Related to the Offering

Provisions in our charter documents, our shareholder rights agreement and state law may make it harder for others to obtain control of ZOLL even though some shareholders might consider such a development to be favorable.

Our board of directors has the authority to issue up to 1,000,000 shares of undesignated preferred stock and to determine the rights, preferences, privileges and restrictions of such shares without further vote or action by our shareholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for third parties to acquire a majority of our outstanding voting stock. In addition, our restated articles of organization provide for staggered terms for the members of the board of directors, which could delay or impede the removal of incumbent directors and could make a merger, tender offer or proxy contest involving the Company more difficult. Our restated articles of organization, amended and restated by-laws and applicable Massachusetts law also impose various procedural and other requirements that could delay or make a merger, tender offer or proxy contest involving us more difficult.

We have also implemented a so-called poison pill by adopting our shareholders rights agreement. This poison pill significantly increases the costs that would be incurred by an unwanted third party acquirer if such party owns or announces its intent to commence a tender offer for more than 15% of our outstanding common stock or otherwise “triggers” the poison pill by exceeding the applicable stock ownership threshold. The existence of this poison pill could delay, deter or prevent a takeover of the Company.

All of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock, which could preclude our shareholders from recognizing a premium over the prevailing market price of our stock.

Our operating results are likely to fluctuate, which could cause our stock price to be volatile, and the anticipation of a volatile stock price can cause greater volatility.

Our quarterly and annual operating results have fluctuated and may continue to fluctuate. Various factors have and may continue to affect our operating results, including:

•	high demand for our products, which could disrupt our normal factory utilization and cause shipments to occur in uneven patterns;

•	variations in product orders;

•	timing of new product introductions;

•	temporary disruptions of buying behavior due to changes in technology (e.g., shift to biphasic technology);

•	changes in distribution channels;

•	actions taken by our competitors such as the introduction of new products or the offering of sales incentives;

•	the ability of our sales forces to effectively market our products;

•	supply interruptions from our single-source vendors;

•	temporary manufacturing disruptions;

•	regulatory actions, including actions taken by the FDA or similar agencies; and

•	delays in obtaining domestic or foreign regulatory approvals.

A large percentage of our sales are made toward the end of each quarter. As a consequence, our quarterly financial results are often dependent on the receipt of customer orders in the last weeks of a quarter. The absence of these orders could cause us to fall short of our quarterly sales targets, which in turn could cause our stock price to decline sharply. As we grow in size, and these orders are received closer to the end of a period, we may not be able to manufacture, test, and ship all orders in time to recognize the shipment as revenue for that quarter.

Based on these factors, period-to-period comparisons should not be relied upon as indications of future performance. In anticipation of less successful quarterly results, parties may take short positions in our stock. The actions of parties shorting our stock might cause even more volatility in our stock price. The volatility of our stock may cause the value of a shareholder’s investment to decline rapidly.

There may not be an active, liquid market for our common stock.

There is no guarantee that an active trading market for our common stock will be maintained on the Nasdaq Global Select Market. Shareholders may not be able to sell their shares quickly or at the latest market price if trading in our stock is not active.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in the prospectus, including documents incorporated by reference herein, constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission and within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Particularly, the Company’s expectations regarding future operational liquidity, contractual obligations and other commercial commitments and capital requirements are forward-looking statements. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those risks discussed in the section entitled “Risk Factors” beginning on page 2 of this prospectus. In evaluating forward-looking statements, you should consider these risks, together with the other risks described from time to time in our reports and documents filed with the Securities and Exchange Commission.

REGISTRATION RIGHTS

The following is a summary of material terms and provisions relating to the registration rights granted to the selling shareholders pursuant to the merger agreement. The following summary may not contain all the information that is important to you; however, you can access complete information by referring to the merger agreement attached as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 8, 2004.

We are contractually obligated, by the merger agreement, to file a registration statement covering all of the shares of our common stock issued to the selling shareholders as merger consideration, including the 224,300 shares issued as initial merger consideration and the 59,574 shares issued as contingent merger consideration. In the event more shares are issued to the selling shareholders as merger consideration than have been registered hereby, we will be required to file one or more additional registration statements to register such additional shares. The number of additional registration statements and the amount of shares of our common stock to be issued under the additional registration statements depends on the achievement of various clinical and financial milestones. Additional details about our registration statement obligations as to the clinical and financial milestones can be found in the merger agreement.

We must, under the terms of the merger agreement, use commercially reasonable efforts to:

•	cause this initial registration statement and any additional registration statements to be declared effective by the Securities and Exchange Commission within 90 calendar days after the filing of such registration statement;

•	keep each such registration statement continuously effective, subject to certain contingencies, until the earlier of: (1) two years after the close of the merger in the case of the initial registration statement or two years after the applicable date of issuance in the case of additional registration statements, and (2) such time as all of the shares of our common stock offered by former Revivant shareholders may be sold under Rule 144 of the Securities Act on a single day;

•	file such amendments or supplements as may be necessary so that the prospectus contained in this registration statement and in any additional registration statements can be delivered by any selling shareholders to purchasers of our common stock in accordance with applicable law; and

•	effect, subject to certain limitations, all such registrations, qualifications and compliances as any selling shareholder may reasonably request and that would permit or facilitate the sale of his, her or its shares of our common stock.

The merger agreement requires that we bear all expenses of registering the common stock offered by this prospectus and any additional registration statements, which includes, without limitation, printing expenses, legal fees and disbursements for our counsel, “blue sky” expenses, accounting fees and filing fees.

In addition, subject to the limitations contained in the merger agreement, we have agreed to indemnify the selling shareholders and certain related persons against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement and the selling shareholders have agreed to indemnify us and certain related parties against any losses, claims, damages, liabilities or amounts paid in settlement arising out of or relating to (1) any untrue or alleged untrue statement of a material fact contained or expressly incorporated by reference in this registration statement and in any additional registration statements, including any preliminary or final prospectus contained therein or any amendment or supplement thereto, (2) the omission or alleged omission of any material fact in this registration statement or in any additional registration statements required to be stated therein or necessary to make the statements therein not misleading, and (3) any violation or alleged violation by us of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated thereunder.

Moreover, we have agreed to reimburse, subject to certain limitations contained in the merger agreement, the selling shareholders and certain related persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any loss, claim, liability or action.

However, each selling shareholder is responsible for the previously mentioned losses, claims, damages or liabilities only to the extent that such loss, claim, damage or liability occurred in reliance and in conformity with written information furnished by such selling shareholder for use in the applicable registration statement. Moreover, such selling shareholder will reimburse any legal or other expenses reasonably incurred by us and certain related parties in connection with investigating or defending any such loss, claim, damage, liability or action.

USE OF PROCEEDS

The selling shareholders will receive all of the net proceeds from sales of shares of our common stock offered by this prospectus. We will not receive any of the proceeds upon the resale of the common stock by the selling shareholders.

SELLING SHAREHOLDERS

In connection with the closing of the merger, we issued shares of common stock to certain shareholders of Revivant pursuant to the merger agreement. Furthermore, in connection with the achievement of a clinical milestone, we issued shares of common stock to certain shareholders of Revivant pursuant to the merger agreement. We may, in the future, issue additional shares to these shareholders and other shareholders of Revivant. In connection with the merger, we agreed to file a registration statement with the Securities and Exchange Commission to register for resale the common shares issued under the merger agreement.

The common stock offered by this prospectus may be offered from time to time by the selling shareholders named below, or by any of their pledgees, donees, transferees or other successors in interest. The selling shareholders will receive all of the net proceeds from the sale of shares of common stock under this prospectus. The amounts and information set forth below are based upon information provided to us by the selling shareholders or his, her or its representative, or on our records, as of October 29, 2004 (except as set forth below) and updated as indicated as of February 5, 2007. To our knowledge, none of the selling shareholders has had any material relationship with us within the past three years.

The following table sets forth as of February 5, 2007: (1) the name of each selling shareholder for whom we are registering common shares under this registration statement and (2) the number of common shares that are being registered in this offering on behalf of each selling shareholder under this prospectus. The following table sets forth as of October 29, 2004 (except as set forth below): (1) the number of shares beneficially owned by each of the selling shareholders prior to the offering, and (2) the number of common shares to be owned by each selling shareholder after completion of this offering. In addition, we are registering an additional 690,457 shares, all or a portion of which may be issued to the former shareholders of Revivant under the contingent payment provisions of the merger agreement. This table assumes that the selling shareholders will sell all of the shares of common stock covered by this prospectus. Information concerning the selling shareholders may change from time to time, and any changed information will be set forth in supplements to this prospectus to the extent required.

Name of Beneficial Owners of Shares of Common Stock	Shares of Common Stock Beneficially Owned Prior to the Offering (1)		Shares of Common Stock Offered in the Offering	Shares of Common Stock Beneficially Owned After the Offering (1)
	Number	Percentage (2)		Number (3)	Percentage (2)

JP Morgan Chase Manhattan Bank as Custodian to BVCF IV, L.P.	0	*	8,763	0	*

CHL Medical Partners, L.P.	0	*	3,314	0	*

Fogarty Family Revocable Trust dated 9/14/71, as Amended & Restated 2/14/91	0	*	11,814	0	*

Thomas J. Fogarty, Trustee of Fogarty Separate Property Trust dated 2/6/87	0	*	11,683	0	*

MedVenture Associates II	0	*	1,670	0	*

Seth Rudnik	0	*	106	0	*

Three Arch Partners, L.P.	0	*	1,854	0	*

Three Arch Associates (4)	0	*	356	0	*

Stockholders’ Representatives (5)	0	*	690,457

Additional selling shareholders (6)	0	*	690,457	0	*

(*)	Less than 1.0%

(1)	Pursuant to Rule 13d-3 of the Exchange Act, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days, including the right to acquire through the exercise of an option or warrant or through the conversion of a security.

(2)	Based on 10,008,039 outstanding shares of our common stock as of February 1, 2007 and all or a portion of the 690,457 shares registered hereby that may be issued to former shareholders of Revivant under the contingent payment provisions of the merger agreement.

(3)	The share amount listed in this column assumes that the selling shareholder will sell all of the shares of our common stock covered by this prospectus.

(4)	The number of shares beneficially owned by Three Arch Associates prior to the offering is as of January 19, 2007.

(5)	The Stockholders’ Representatives are Brent Aherns, Terry Gould, Tim Howe and Kenneth Ludlum. In lieu of distributing the shares directly to the additional selling shareholders, the shares may be issued to the Stockholders’ Representatives who will cause such shares to be sold as an obligation of the Stockholders’ Representative under the merger agreement.

(6)	The Company is registering an additional 690,457 shares, all or a portion of, which may be issued to former shareholders of Revivant under the contingent payment provisions of the merger agreement.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling shareholders. Sales of shares may be made by the selling shareholders, including their pledgees, donees, transferees or other successors-in-interests, directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the Nasdaq Global Select Market, any exchange upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

•	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

•	purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	through options, swaps or derivatives;

•	in privately negotiated transactions;

•	in making short sales or in transactions to cover short sales; and

•	put or call option transactions relating to the shares.

The selling shareholders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short positions or other derivative transactions relating to the shares of our common stock or of securities convertible into or exchangeable for the shares of our common stock in the course of hedging positions they assume with the selling shareholders and may deliver such securities to close out their short positions or otherwise settle short sales or other transactions. The selling shareholders may also loan or pledge shares to broker-dealers or other third-parties. In connection with those transactions, the broker-dealers or other third-parties may sell such loaned or pledged shares. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

The selling shareholders may be, and any broker-dealers that act in connection with the sale of shares are deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling shareholders and the selling shareholders have agreed to indemnify us against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

The selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed each selling shareholder that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to his, her or its sales in the market.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided such sale meets the criteria and conforms to the requirements of Rule 144.

The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the shares. We will bear all other reasonable costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, all national securities exchange or automated quotation system application and filing fees, blue sky registration and filing fees, and fees and expenses of our counsel and our accountants.

Computershare Limited serves as transfer agent and registrar for our common stock.

WHERE YOU CAN FIND MORE INFORMATION

The prospectus incorporates other reports by reference that are not presented in or delivered with this prospectus.

The Securities and Exchange Commission allows us to incorporate by reference in this prospectus the information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus. Later information that we file with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus, any supplement and the documents listed below. We incorporate by reference the specific documents listed below and all other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents, respectively. You should rely only on the information contained in this prospectus or to which we have referred you herein. We have not authorized anyone to provide you with different information.

The following documents, which have been filed or furnished by us with the Securities and Exchange Commission, are incorporated by reference into this prospectus:

•	our most recent annual report on Form 10-K for the fiscal year ended October 1, 2006 filed with the Securities and Exchange Commission on December 15, 2006;

•	our Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on December 20, 2006;

•	our Current Reports on Form 8-K filed or furnished to the Securities and Exchange Commission on October 17, 2006, November 16, 2006 and January 25, 2007; and

•	the description of our common stock contained in the Registration Statement on Form 8-A, dated May 15, 1992, as filed with the Securities and Exchange Commission on May 15, 1992 pursuant to Section 12(g) of the Exchange Act, including any amendments or reports filed for the purposes of updating such description.

The reports incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the documents that are incorporated by reference in this prospectus (not including exhibits to those documents unless those exhibits are specifically incorporated by reference into this prospectus) to any person, without charge, upon written or oral request to the following address and telephone number:

ZOLL Medical Corporation

269 Mill Road

Chelmsford, MA 01824-4105

Attention: Stockholder Relations

(978) 421-9655

www.zoll.com

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information filed by us at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the Public Reference Room. The Securities and Exchange Commission also maintains a web site that contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission’s web site at www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act and the rules and regulations promulgated thereunder. This prospectus is a part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus as to the content of any contract, agreement or other documents referred to are not necessarily complete. With respect to each of those contracts, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this prospectus in light of that exhibit. The registration statement and its exhibits are available for inspection as set forth above.

This prospectus does not constitute an offer to sell or a solicitation of an offer to purchase the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or a solicitation of an offer. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this prospectus by reference or in the affairs of the Company since the date of the prospectus.

LEGAL MATTERS

Certain legal matters with respect to the securities offered pursuant to this registration statement will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Raymond C. Zemlin, the Assistant Secretary of the Company, is a partner of Goodwin Procter LLP, which receives compensation from the Company for rendering legal services.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended October 1, 2006, and management’s assessment of the effectiveness of our internal control over financial reporting as of October 1, 2006, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

You should rely only on the information contained in this prospectus, incorporated herein by reference or contained in a prospectus supplement; neither we nor the selling shareholders have authorized anyone else to provide you with different or additional information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in the prospectus, incorporated herein by reference or in any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Prospectus

ZOLL MEDICAL CORPORATION

730,017 Shares of Common Stock

__________ __, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

ZOLL will pay all expenses incident to the offering and sale to the public of the shares of its common stock being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee:

Registration Fee—Securities and Exchange Commission	$3,922

Accountants Fees and Expenses	$8,000

Legal Fees and Expenses	$10,000

Printing Expenses	$4,000

Miscellaneous	$0

Total	$25,922

Item 15. Indemnification of Directors and Officers.

ZOLL is a Massachusetts corporation. Section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws (“Section 2.02(b)(4)”) allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation for monetary damages for a breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, except (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for improper distributions or (4) for any transaction from which a director derived an improper personal benefit.

Section 8.51(a) of Chapter 156D of the Massachusetts General Laws provides that a corporation may indemnify its directors against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with any litigation or other legal proceeding brought against any director by virtue of his position as a director of ZOLL unless he is deemed to have not acted in good faith in the reasonable belief that his action was in the best interest of the corporation or was at least not opposed to the best interest of the corporation and, in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 8.52 of Chapter 156D of the Massachusetts General Laws provides that a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 8.56(a) of Chapter 156D of the Massachusetts General Laws (Section 8.56) provides that a corporation may indemnify and advance expenses to its officers to the same extent as its directors and, for officers that are not directors, to the extent provided by (1) the articles of organization, (2) the bylaws, (3) a vote of the board of directors or (4) a contract except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

Article 6A of ZOLL’s Restated Articles of Organization, as amended, provides that a director of ZOLL will not be personally liable to ZOLL or its shareholders for monetary damages arising out of the director’s breach of his fiduciary duty, provided, that such liability is not limited (1) for any breach of the duty of loyalty, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for improper distributions or (4) for any transactions from which the director derived an improper personal benefit. No amendment or repeal of ZOLL’s Restated Articles of Organization shall adversely affect these provisions for acts occurring prior to such amendment. In addition, Article V of the Amended and Restated Bylaws of ZOLL provides that ZOLL shall, except as limited by law, indemnify each of its directors and officers against all expenses and liabilities which he has incurred in connection with or arising out of any actual or threatened action, suit or proceeding in which he may be involved by reason of his being or having been a director or officer of ZOLL, provided no such indemnification shall be made in relation to matters as to which such director or officer shall be finally adjudged in any such action, suit or proceeding not to have acted in good faith and in the reasonable belief that his action was in the best interests of ZOLL, or with respect to a criminal matter, that he had reasonable cause to believe that his conduct was unlawful. Additionally, the Amended and Restated Bylaws provide that no indemnification shall be provided to a director or officer with respect to any proceeding by or in the right of ZOLL or if it is determined that such party received an improper benefit, provided that expenses incurred in successfully defending an allegation of improper personal benefit may be paid by ZOLL if approved by the Board of Directors. In the event that a settlement or compromise of such action, suit or proceeding is effected which imposes liability on a director or officer, indemnification may be had but only if a court having jurisdiction determines that indemnification is reasonable and proper in the circumstances. If a settlement or compromise is reached in any other circumstance, indemnification may be provided if (1) a majority of directors (or committee thereof) not involved in the proceeding, (2) independent legal counsel or (3) a majority vote of shareholders determines that the person seeking indemnification has met the standards set forth in Article V. Notwithstanding the foregoing, a court having jurisdiction may grant or deny indemnification under the provisions of Article V of the Amended and Restated Bylaws or applicable law. Article V of ZOLL’s Amended and Restated Bylaws further provides that the right of indemnification shall not be exclusive of other rights to which any director, officer or other corporate personnel may be entitled to as a matter of contract or law.

ZOLL has purchased directors’ and officers’ liability insurance and company reimbursements liability insurance policy that (1) insures against certain losses (above a deductible amount) arising from claims against directors or officers of ZOLL by reason of certain acts, done or attempted by such director or officer and (2) insures ZOLL against losses (above a deductible amount) arising from any such claims, but only if ZOLL is permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of ZOLL’s Restated Articles of Organization or Amended and Restated Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling ZOLL pursuant to the foregoing provisions, the Securities and Exchange Commission has expressed its opinion that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

Exhibit No.		Description

2.1	(1)	Agreement and Plan of Merger, dated as of August 13, 2003, by and among ZOLL Medical Corporation, Rev Acquisition Corporation and Revivant Corporation, as amended to date

4.1	(2)	Restated Articles of Organization of ZOLL Medical Corporation

4.2	(3)	Amended and Restated Bylaws of ZOLL Medical Corporation

4.5	(4)	Shareholder Rights Plan of ZOLL Medical Corporation

5.1	(5)	Opinion of Goodwin Procter LLP

23.1	(6)	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2	(5)	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1	(5)	Powers of Attorney

(1)	Incorporated by reference to the relevant exhibit to ZOLL’s Current Report on Form 8-K (File No. 000-20225) as filed with the Securities and Exchange Commission on October 8, 2004.

(2)	Incorporated by reference to the relevant exhibit to ZOLL’s Registration Statement on Form S-1 (File No. 033-47937), as amended, as filed with the Securities and Exchange Commission on May 15, 1992.

(3)	Incorporated by reference to the relevant exhibit to ZOLL’s Registration Statement on Form S-1 (File No. 033-47937), as amended, as filed with the Securities and Exchange Commission on May 15, 1992 and exhibit 3.1 to Zoll’s Form 8-K as filed with the Securities and Exchange Commission on January 25, 2007.

(4)	Incorporated by reference to the relevant exhibit to ZOLL’s Current Report on Form 8-K (File No. 000-20225) as filed with the Securities and Exchange Commission on June 11, 1998.

(5)	Previously filed.

(6)	Filed herewith.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Chelmsford, Commonwealth of Massachusetts, on February 8, 2007.

ZOLL MEDICAL CORPORATION

By	/S/ RICHARD A. PACKER
Richard A. Packer Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ RICHARD A. PACKER Richard A. Packer	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	February 8, 2007

/S/ A. ERNEST WHITON A. Ernest Whiton	Vice President of Administration and Chief Financial Officer (Principal Financial and Accounting Officer)	February 8, 2007

* James W. Biondi, M.D.	Director	February 8, 2007

* Thomas M. Claflin, II	Director	February 8, 2007

* Robert J. Halliday	Director	February 8, 2007

* Daniel M. Mulvena	Director	February 8, 2007

* Benson F. Smith	Director	February 8, 2007

*By:	/S/ RICHARD A. PACKER
Name:	Richard A. Packer
Title:	Attorney-in-fact

EXHIBIT INDEX

Exhibit No.		Description

2.1	(1)	Agreement and Plan of Merger, dated as of August 13, 2003, by and among ZOLL Medical Corporation, Rev Acquisition Corporation and Revivant Corporation, as amended to date

4.1	(2)	Restated Articles of Organization of ZOLL Medical Corporation

4.2	(3)	Amended and Restated Bylaws of ZOLL Medical Corporation

4.5	(4)	Shareholder Rights Plan of ZOLL Medical Corporation

5.1	(5)	Opinion of Goodwin Procter LLP

23.1	(6)	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2	(5)	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1	(5)	Powers of Attorney

(1)	Incorporated by reference to the relevant exhibit to ZOLL’s Current Report on Form 8-K (File No. 000-20225) as filed with the Securities and Exchange Commission on October 8, 2004.

(2)	Incorporated by reference to the relevant exhibit to ZOLL’s Registration Statement on Form S-1 (File No. 033-47937), as amended, as filed with the Securities and Exchange Commission on May 15, 1992.

(3)	Incorporated by reference to the relevant exhibit to ZOLL’s Registration Statement on Form S-1 (File No. 033-47937), as amended, as filed with the Securities and Exchange Commission on May 15, 1992 and exhibit 3.1 to ZOLL’s Form 8-K as filed with the Securities and Exchange Commission on January 25, 2007.

(4)	Incorporated by reference to the relevant exhibit to ZOLL’s Current Report on Form 8-K (File No. 000-20225) as filed with the Securities and Exchange Commission on June 11, 1998.

(5)	Previously filed.

(6)	Filed herewith.